Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Bethpage, N.Y., February 26, 2014 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2013. 1

Fourth quarter consolidated net revenues increased 4.5% to $1.583 billion, consolidated adjusted operating cash flow (“AOCF”)2 increased 49.1% to $456.5 million and consolidated operating income increased $137.7 million to $168.6 million, all compared with the prior year period.  Footnote 3 on page 4 of this release details certain items affecting the comparability of our results for 2013 and 2012.  Excluding these items, consolidated net revenues, AOCF and operating income would have increased 2.3%, 7.5% and 11.8%, respectively, all compared with the prior year period.

For full year 2013, consolidated net revenues increased 1.6% to $6.232 billion, consolidated AOCF decreased 3.0% to $1.685 billion and consolidated operating income decreased 9.1% to $699.2 million, all compared with 2012.  Footnote 3 on page 4 of this release details certain items affecting the comparability of our results for 2013 and 2012.  Excluding these items, net revenue would have grown 1.3%, consolidated AOCF would have decreased 8.6% and operating income would have decreased 20.3%, all compared with the prior full year period.

Operating highlights for the fourth quarter include:

•	Average Monthly Cable Revenue per Customer ("RPC") of $147.34, an increase of $6.43 or 4.6%, compared with the prior year period (adjusted for 2012 storm related credits). Average Monthly Cable Revenue per Video Customer ("RPS") was $166.66.
•	Cable advertising revenue growth of 2.6%, compared with the prior year period.
•	2013 Consolidated Free Cash Flow from Continuing Operations of $184.6 million.

Cablevision President and CEO James L. Dolan said, "Cablevision made substantial headway on a number of fronts in 2013, and generated stronger financial results in the fourth quarter.  We improved the quality of our network, increased the efficiency of our operations and strengthened the Company's financial profile.  Our focus on improving the customer experience resulted in the successful roll-out of new and enhanced products as well as better service for our customers.  We look forward to continuing this progress in 2014.”

See notes on page 4.

Cable Television and Lightpath results, which were previously included in the Telecommunications segment, have been reclassified into two separate reportable segments, Cable and Lightpath, for all periods presented.

Cable
Cable includes our Optimum-branded digital cable television, high-speed Internet and phone services as well as Optimum WiFi, the nation's most robust WiFi network.

Cable net revenues for the fourth quarter 2013 increased 5.2% to $1.411 billion, AOCF increased 42.6% to $462.3 million and operating income increased 140.3% to $259.9 million, all compared with the prior year period.   Fourth quarter net revenue growth primarily reflects higher data rates, higher video revenues and the impact of Superstorm Sandy in 2012.  Fourth quarter 2013 AOCF growth reflects the increase in revenue and lower operating costs due primarily to the impact of Superstorm Sandy in 2012 and lower customer related costs in 2013, partially offset by higher programming costs.

Excluding the impact of the items highlighted in footnote 3 on page 4 of this release, net revenues, AOCF and operating income would have increased 2.6%, 5.3% and 15.8%, respectively, all compared with the prior year period.

Full year 2013 net revenues rose 1.8% to $5.576 billion, AOCF decreased 3.3% to $1.740 billion, and operating income decreased 6.3% to $952.5 million, all compared with the prior year period.  Excluding the impact of the items highlighted in footnote 3 on page 4 of this release, net revenues would have increased 1.4% while AOCF and operating income would have decreased 8.5% and 15.1%, respectively.

The following table illustrates the change in the Cable customer base during the fourth quarter of 2013:

Customer Data
(rounded to nearest thousand)

	Total September 30, 2013	Net Gain/(Loss)	Total December 31, 2013

Total Customers(a)	3,195	(7)	3,188

Video	2,831	(18)	2,813
High-Speed Data	2,774	6	2,780
Voice	2,272	-	2,272

Serviceable Passings	5,013	21	5,034

(a)	Total customers are defined as the number of households/businesses that receive at least one of the Company's services.

See notes on page 4.

Lightpath
Lightpath is a premier provider of integrated business communications solutions to larger companies across the New York metropolitan area.

For fourth quarter 2013, Lightpath net revenues increased 3.9% to $85.0 million, AOCF increased 14.8% to $37.0 million and operating income increased 136.1% to $13.5 million, each as compared with the prior year period.  Fourth quarter results reflect an increase in revenue from Ethernet services and a higher overall gross margin.

Excluding the impact of the items highlighted in footnote 3 on page 4 of this release, net revenues, AOCF and operating income would have increased 3.8%, 7.9% and 73.7%, respectively.

Full year 2013 net revenues rose 2.7% to $332.6 million, AOCF increased 8.0% to $146.2 million, and operating income increased 37.7% to $55.7 million, all as compared with the prior year period.  Excluding the impact of the items highlighted in footnote 3 on page 4 of this release, net revenues, AOCF and operating income would have increased 2.8%, 6.6% and 31.8%, respectively.

Other
Other principally consists of Newsday, News 12 Networks, Cablevision Media Sales Corporation, MSG Varsity and certain other businesses and unallocated corporate costs.

Fourth quarter 2013 net revenues decreased 4.9% to $97.0 million, AOCF deficit decreased 15.1% to a deficit of $42.8 million and operating loss increased 26.3% to $104.8 million all compared with the prior year period.  Fourth quarter AOCF results reflect lower operating costs, primarily related to reduced activity at MSG Varsity, partially offset by a decline in advertising revenue at Newsday.

Excluding the impact of the items highlighted in footnote 3 on page 4 of this release, net revenues would have decreased 5.1%, AOCF deficit would have decreased 12.4% and operating loss would have increased 28.8%, all compared with the prior year period.

Full year 2013 net revenues decreased 2.0% to $362.0 million, AOCF deficit increased 2.2% to a deficit of $201.1 million and operating loss increased 7.1% to a loss of $308.9 million.  Excluding the impact of certain items highlighted in footnote 3 on page 4 of this release, the AOCF deficit and operating loss would have increased 3.1% and 7.7%, respectively.

Other Matters
On February 25, 2014, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of the Company’s Cablevision NY Group Class A Stock and Cablevision NY Group Class B Stock.  This quarterly dividend is payable on April 3, 2014 to shareholders of record at the close of business on March 14, 2014.

There were no stock repurchases during 2013.  As of December 31, 2013, the Company had approximately $455 million available under its stock repurchase authorization.

See notes on page 4.

NOTES:
1.	Financial results of Bresnan Broadband Holdings, LLC (Bresnan Cable) and substantially all of Clearview Cinemas (Clearview) are reflected in the Company’s consolidated financial statements as discontinued operations for all periods presented.
2.	See definition of AOCF and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 5 of this earnings release.
3.	The following charts highlight certain items affecting comparability between 2013 and 2012 results. This information should be read in conjunction with the reconciliation of AOCF to net income on page 7 of this release:

Revenues, Net	Cable		Lightpath		Other		Total Co.
	Q4	FY	Q4	FY	Q4	FY	Q4	FY

2013 reported revenue	1,410.9	5,576.0	85.0	332.6	97.0	362.0	1,583.5	6,232.2

2012 reported revenue	1,341.4	5,479.1	81.8	323.8	101.9	369.3	1,515.1	6,131.7
Storm related credits	33.1	33.1	0.1	0.1	0.2	0.2	33.3	33.3
Voice carrier settlement(a)	-	(11.7)	-	(0.3)	-	-	-	(12.0)
Adjusted 2012 revenue	1,374.5	5,500.5	81.9	323.6	102.2	369.5	1,548.4	6,153.0

Reported change (%)	5.2%	1.8%	3.9%	2.7%	(4.9)%	(2.0)%	4.5%	1.6%
Adjusted change (%)	2.6%	1.4%	3.8%	2.8%	(5.1)%	(2.0)%	2.3%	1.3%

AOCF	Cable		Lightpath		Other		Total Co.
	Q4	FY	Q4	FY	Q4	FY	Q4	FY

2013 reported AOCF	462.3	1,739.5	37.0	146.2	(42.8)	(201.1)	456.5	1,684.6

2012 reported AOCF	324.3	1,798.0	32.3	135.4	(50.5)	(196.7)	306.1	1,736.8
Storm costs	105.5	105.5	2.1	2.1	1.6	1.6	109.2	109.2
Voice carrier settlement(a)	-	(11.7)	-	(0.3)	-	-	-	(12.0)
Contract termination cost(b)	9.4	9.4	-	-	-	-	9.4	9.4
2012 AOCF excluding items	439.2	1,901.2	34.3	137.2	(48.9)	(195.1)	424.6	1,843.3

Reported change (%)	42.6%	(3.3)%	14.8%	8.0%	15.1%	(2.2)%	49.1%	(3.0)%
Adjusted change (%)	5.3%	(8.5)%	7.9%	6.6%	12.4%	(3.1)%	7.5%	(8.6)%

Operating Income	Cable		Lightpath		Other		Total Co.
	Q4	FY	Q4	FY	Q4	FY	Q4	FY

2013 reported operating income	259.9	952.5	13.5	55.7	(104.8)	(308.9)	168.6	699.2

2012 reported operating income	108.1	1,017.0	5.7	40.5	(82.9)	(288.4)	30.9	769.0
Storm costs	107.0	107.0	2.1	2.1	1.6	1.6	110.6	110.6
Voice carrier settlement(a)	-	(11.7)	-	(0.3)	-	-	-	(12.0)
Contract termination cost(b)	9.4	9.4	-	-	-	-	9.4	9.4
Adjusted 2012 operating income	224.5	1,121.6	7.8	42.3	(81.3)	(286.8)	150.9	877.0

Reported change (%)	140.3%	(6.3)%	136.1%	37.7%	(26.3)%	(7.1)%	nm	(9.1)%
Adjusted change (%)	15.8%	(15.1)%	73.7%	31.8%	(28.8)%	(7.7)%	11.8%	(20.3)%

Note:	All values in charts above represent dollars in millions unless otherwise labeled. Certain amounts may not recalculate due to intersegment eliminations and rounding.

(a)	Reflects the resolution of a voice access dispute related to prior years.
(b)	Contract termination cost related to an equipment purchase commitment.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense allows investors to better track the performance of the various operating units of our business without regard to expense associated with awards that are not expected to be made in cash, in the case of restricted shares, restricted stock units and stock options, and the distortive effects of fluctuating stock prices in the case of stock appreciation rights.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) plus any excess tax benefit related to share-based awards less capital expenditures (continuing operations), all of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders.  We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION
Cablevision Systems Corporation (NYSE: CVC) is a leading media and telecommunications company, serving millions of households and businesses throughout the greater New York area. Providing quality products that keep customers connected, Cablevision offers Optimum-branded digital cable television, high-speed Internet and phone services as well as Optimum WiFi, the nation's most robust wireless Internet network.  Cablevision’s Lightpath subsidiary is a premier provider of integrated business communications solutions for larger companies.  Through its local media and programming properties – News 12 Networks, Newsday Media Group and MSG Varsity – Cablevision also delivers news and information created specifically for the communities it serves. Additional information about Cablevision is available at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Bret Richter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Financial Strategy & Development
	(516) 803-1013	(516) 803-2270

Cablevision’s Website:  www.cablevision.com
The conference call will be webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number 58643221/ Conference call replay number (855) 859-2056/ Conference ID Number 58643221 until March 5, 2014.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013(a)	2012(a)	2013(a)	2012(a)

Revenues, net	$1,583,468	$1,515,112	$6,232,152	$6,131,675

Adjusted operating cash flow	456,494	306,081	1,684,636	1,736,758
Share-based compensation expense	(12,171)	(23,446)	(52,715)	(60,705)
Restructuring credit (expense)	(24,132)	709	(23,550)	770
Operating income before depreciation and amortization	420,191	283,344	1,608,371	1,676,823
Depreciation and amortization (including impairments)	251,544	252,425	909,147	907,775
Operating income	168,647	30,919	699,224	769,048
Other income (expense):
Interest expense, net	(142,775)	(158,639)	(600,637)	(660,074)
Gain on sale of affiliate interests	-	716	-	716
Gain on investments, net	146,276	35,178	313,167	294,235
Loss on equity derivative contracts, net	(105,428)	(26,922)	(198,688)	(211,335)
Loss on interest rate swap contracts, net	-	-	-	(1,828)
Gain (loss) on extinguishment of debt and write-off of deferred financing costs, net	604	(5,161)	(22,542)	(66,213)
Miscellaneous, net	763	492	2,436	1,770
Income (loss) from continuing operations before income taxes	68,087	(123,417)	192,960	126,319
Income tax benefit (expense)	(21,599)	49,550	(65,635)	(51,994)
Income (loss) from continuing operations	46,488	(73,867)	127,325	74,325
Income from discontinued operations, net of income taxes	4,800	190,451	338,316	159,288
Net income	51,288	116,584	465,641	233,613
Net loss (income) attributable to noncontrolling interests	554	(46)	20	(90)
Net income attributable to Cablevision Systems Corporation stockholders	$51,842	$116,538	$465,661	$233,523

Basic income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations	$0.18	$(0.29)	$0.49	$0.28
Income from discontinued operations	$0.02	$0.74	$1.30	$0.61
Net income	$0.20	$0.45	$1.79	$0.89
Basic weighted average common shares (in thousands)	261,622	258,348	260,763	262,258

Diluted income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations	$0.18	$(0.29)	$0.48	$0.28
Income from discontinued operations	$0.02	$0.74	$1.27	$0.60
Net income	$0.19	$0.45	$1.75	$0.87
Diluted weighted average common shares (in thousands)	267,263	258,348	265,935	267,330

Amounts attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations, net of income taxes	$47,042	$(73,913)	$127,345	$74,235
Income from discontinued operations, net of income taxes	4,800	190,451	338,316	159,288
Net income	$51,842	$116,538	$465,661	$233,523

(a)	Operating results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented as applicable.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•	Restructuring credit (expense). This adjustment eliminates the expense or credit associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.
•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(a)

	Twelve Months Ended December 31,
	2013(b)	2012(b)

Net cash provided by operating activities(c)	$1,134,977	$1,061,208
Add: excess tax benefit related to share-based awards	1,280	-
Less: capital expenditures(d)	(951,679)	(991,586)
Consolidated free cash flow from continuing operations	$184,578	$69,622

(a)	See Non-GAAP Financial Measures on page 5 of this release for a definition and discussion of Free Cash Flow from Continuing Operations.
(b)	Operating results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented.
(c)	The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.
(d)	See page 13 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended December 31,		%
	2013(a)	2012(a)	Change

Cable	$1,410,859	$1,341,364	5.2%
Lightpath	85,013	81,834	3.9%
Other(b)	96,957	101,941	(4.9)%
Eliminations(c)	(9,361)	(10,027)	6.6%
Total Cablevision	$1,583,468	$1,515,112	4.5%

	Twelve Months Ended December 31,		%
	2013(a)	2012(a)	Change

Cable	$5,576,011	$5,479,108	1.8%
Lightpath	332,609	323,776	2.7%
Other(b)	362,020	369,290	(2.0)%
Eliminations(c)	(38,488)	(40,499)	5.0%
Total Cablevision	$6,232,152	$6,131,675	1.6%

(a)	Net revenues of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented as applicable.
(b)	Represents revenues of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other entities.
(c)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS (Cont’d)
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2013(a)	2012(a)	Change	2013(a)	2012(a)	Change

Cable	$462,306	$324,283	42.6%	$259,878	$108,130	140.3%
Lightpath	37,022	32,262	14.8%	13,544	5,736	136.1%
Other(b)	(42,834)	(50,464)	15.1%	(104,775)	(82,947)	(26.3)%
Total Cablevision	$456,494	$306,081	49.1%	$168,647	$30,919	nm

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Twelve Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2013(a)	2012(a)	Change	2013(a)	2012(a)	Change

Cable	$1,739,529	$1,798,041	(3.3)%	$952,462	$1,017,003	(6.3)%
Lightpath	146,208	135,409	8.0%	55,685	40,453	37.7%
Other(b)	(201,101)	(196,692)	(2.2)%	(308,923)	(288,408)	(7.1)%
Total Cablevision	$1,684,636	$1,736,758	(3.0)%	$699,224	$769,048	(9.1)%

(a)	Operating results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented as applicable.
(b)	Includes unallocated corporate general and administrative costs and the operating results of Newsday, News 12 Networks, Cablevision Media Sales Corporation, MSG Varsity and certain other entities. In addition, amounts include costs historically allocated to Bresnan Cable and Clearview that were not eliminated as a result of the Bresnan Cable and Clearview sales.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE OPERATING STATISTICS
(Unaudited)

CABLE	December 31, 2013	September 30, 2013	December 31, 2012(a)(b)

(in thousands)
Total Customers(c)	3,188	3,195	3,230
Video Customers	2,813	2,831	2,893
High-Speed Data Customers	2,780	2,774	2,763
Voice Customers	2,272	2,272	2,264

Serviceable Passings (in thousands)(d)	5,034	5,013	4,979

Penetration
Total Customers to Serviceable Passings	63.3%	63.7%	64.9%
Video Customers to Serviceable Passings	55.9%	56.5%	58.1%
High-Speed Data Customers to Serviceable Passings	55.2%	55.3%	55.5%
Voice Customers to Serviceable Passings	45.1%	45.3%	45.5%

Revenues for the three months ended (dollars in millions)

Video(e)	$792	$797	$764
High-Speed Data	339	336	302
Voice	211	210	207
Advertising	44	40	43
Other(f)	25	24	25
Total Cable Revenue	$1,411	$1,407	$1,341

Average Monthly Cable Revenue per Customer (“RPC”)(g)	$147.34	$146.11	$137.51

Average Monthly Cable Revenue per Video Customer (“RPS”)(h)	$166.66	$164.61	$153.22

(a)	Operating results of Bresnan Cable have been reflected in discontinued operations for all periods presented as applicable.
(b)	Amounts exclude customers located in the areas most severely impacted by Superstorm Sandy who we were unable to contact and those whose billing we decided to suspend temporarily during restoration of their homes. As of December 31, 2012, these customers represented approximately 11 thousand total customers, 10 thousand video customers, 9 thousand high-speed data customers and 7 thousand voice customers. Due to the impact of Superstorm Sandy, we suspended our normal collection efforts and non-pay disconnect policy during the fourth quarter of 2012. As a result, the customer information in the table above includes delinquent customer accounts that exceeded our normal disconnect timeline as of December 31, 2012. Of these delinquent accounts, we estimated the number of accounts that we believed would be disconnected in 2013 when our normal collection and disconnect procedures resumed in the first quarter of 2013. Based on this information, we reduced our customer counts as of December 31, 2012 by 27 thousand total customers, 24 thousand video customers, 23 thousand high-speed data customers and 19 thousand voice customers, respectively.
(c)	Represents the number of households/businesses that receive at least one of the Company's services.
(d)	Includes residential and commercial passings.
(e)	Includes equipment rental, DVR, video-on-demand and pay-per-view revenue.
(f)	Includes installation revenue, home shopping, advertising sales commissions and other product offerings.
(g)	RPC is calculated by dividing average monthly cable GAAP revenue for the quarter by the average number of total customers for the quarter. December 31, 2012 reported RPC reflects the impact of storm related credits, which if excluded, would have resulted in an adjusted RPC of $140.91.
(h)	RPS is calculated by dividing average monthly cable GAAP revenue for the quarter by the average number of video customers for the quarter. December 31, 2012 reported RPS reflects the impact of storm related credits, which if excluded, would have resulted in an adjusted RPS of $157.01.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

December 31, 2013

Cash and cash equivalents	$702,224

Credit facility debt	$3,766,145
Senior notes and debentures	5,138,515
Collateralized indebtedness	817,950
Capital lease obligations and other	36,624
Debt	$9,759,234

LEVERAGE

Debt	$9,759,234
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	817,950
Cash and cash equivalents	702,224
Net debt	$8,239,060

	Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	4.5	x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.0	x
CSC Holdings notes and debentures leverage ratio(e)(f)	3.4	x
Cablevision senior notes leverage ratio(e)(g)	5.3	x

(a)	Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.
(b)	Leverage ratios are based on face amount of outstanding debt.
(c)	AOCF is annualized based on the fourth quarter 2013 results, as reported.
(d)	Reflects the net debt to cash flow ratio as defined in the CSC Holdings’ credit facility debt agreement (which excludes approximately $2.8 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Newsday). The annualized AOCF (as defined) used in the Restricted Group leverage ratio was $1.882 billion.
(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $480 million senior secured credit facility.
(f)	Reflects the debt to cash flow ratio applicable under CSC Holdings’ senior notes and debentures indentures (which excludes approximately $2.8 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Newsday). The annualized AOCF (as defined) used in the CSC Holdings notes and debentures leverage ratio was $1.812 billion.
(g)	Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include approximately $2.8 billion of Cablevision’s senior notes plus $611 million of Cablevision’s senior notes that were contributed to Newsday Holdings LLC.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,
	2013	2012(a)
CAPITAL EXPENDITURES

Consumer premise equipment	$40,905	$64,151
Scalable infrastructure	68,583	66,475
Line extensions	7,639	5,437
Upgrade/rebuild	7,935	5,701
Support	51,025	68,664
Cable	176,087	210,428
Lightpath	29,881	22,881
Other(b)	4,767	16,045
Total Cablevision	$210,735	$249,354

	Twelve Months Ended December 31,
	2013(a)	2012(a)
CAPITAL EXPENDITURES

Consumer premise equipment	$251,886	$299,112
Scalable infrastructure	311,162	305,720
Line extensions	29,040	28,666
Upgrade/rebuild	34,402	19,525
Support	180,188	197,038
Cable	806,678	850,061
Lightpath	111,830	93,460
Other(b)	33,171	48,065
Total Cablevision	$951,679	$991,586

(a)	Capital expenditures for Bresnan Cable and Clearview have been reflected in discontinued operations.
(b)	Other primarily includes Newsday, News 12 Networks, Cablevision Media Sales Corporation, MSG Varsity and Corporate.